FOR IMMEDIATE RELEASE

MEDIA CONTACT:	INVESTOR CONTACT:
Steve Forsyth (770) 632-8322	Janice Kuntz (404) 352-2841

NORTH AMERICAN AIRLINES TO CONTEST ADVERSE JURY VERDICT
IN 2003 CALIFORNIA LAWSUIT

JAMAICA, N.Y. (Dec. 20, 2005) – North American Airlines, Inc., a wholly owned subsidiary of World Air Holdings, Inc. (NASDAQ: WLDAE), announced today that a California Superior Court jury in Alameda, Calif., has awarded a verdict against the company totaling approximately $12.6 million in actual and punitive damages in a suit alleging wrongful termination of North American pilot Randall Otto in 2003. The jury’s verdict and its calculation of damages are subject to review by the trial court, which could result in the verdict being set aside or reduced. The company plans to aggressively appeal any adverse judgment.

“We are extremely disappointed with the jury’s verdict,” said Mark McMillin, general counsel for the company. “This suit involved charges of repetitive abusive conduct directed toward co-workers by Mr. Otto, which culminated in his termination. Mr. Otto claimed that he was terminated for complaining about maintenance, although he never filed a complaint with any governmental agency. North American Airlines has an impeccable safety record spanning 15 years of operations. We believe the jury did not fairly take into account all of the evidence and testimony we presented.

“The company firmly believes that North American acted properly in terminating Mr. Otto and that the verdict should be set aside by the trial court or overturned on appeal,” McMillin said. “If an appeal becomes necessary, we expect the process to be initiated in late February or early March in the California Court of Appeal.”

The suit existed prior to the acquisition of North American by World Air Holdings in April 2005, and World Air Holdings was aware of the pending litigation. The suit has no bearing on the company’s ongoing operations or operating results. The company has assessed whether to record an accrual for the judgment based on all information available to it. The company believes this matter is a pre-acquisition contingency and any accrual recorded would impact the goodwill related to the purchase of North American by World Air Holdings.

North American Airlines, a wholly owned subsidiary of World Air Holdings, is a U.S.-certificated air carrier offering air transportation services throughout the world for the U.S. military and commercial customers. Founded in 1989, North American operates a fleet of eight passenger aircraft in charter and scheduled service. For information, visit www.northamericanair.com.

[“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the company’s periodic reports filed with the SEC (reports are available from the company upon request). These various risks and uncertainties may cause the company’s actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of the company in this release.]

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